Exhibit 10(b)

                           [BLACK & DECKER LETTERHEAD]



                                 April 21, 1999


By Hand Delivery


Mr. Joseph Galli
21 Oakridge Court
Timonium, Maryland  21093

Dear Joe:

         This letter states the Corporation's agreement with you concerning the termination of your employment. It supersedes all prior agreements but does not affect any benefits to which you may be entitled under any pension plan or thrift plan.

         1. Your resignation as Executive Vice President and an employee of the Corporation and as an officer and director of any subsidiaries of the Corporation will be effective today.

         2. You will receive $500,000 per year payable in monthly installments (less tax withholding) for a period of two years without regard to your earnings from other employment, and for a period of one year you will receive the benefits provided under Section 2.4 of the Corporation's Executive Salary Continuance Plan (the "Plan"). In addition to the benefits provided under that Section, the Corporation for a period of one year will provide the special benefits heretofore provided for your son, Mathew. The Corporation will also provide outplacement services with an outplacement firm of your choice for a period of six months from the date of this letter.

         3. Your stock options will continue to vest as though your employment had continued through December 31, 1999 as shown on the attached schedule, and will remain exercisable for a period of three years from the date of this letter. In addition, 35,000 of the 60,000 options that would have vested on April 23, 2000 will vest on that date and remain exercisable for three years from the date of this letter.

         4. In addition to your obligations to maintain confidentiality and not to compete set out in the Plan, you agree that (a) for a period of three years from the date of this letter you will not solicit or hire or permit your employer or any entity controlled by your employer to solicit or hire any person who was an employee of the Corporation or a subsidiary of the Corporation at or within 90 days prior to the date you left the Corporation's employ, or encourage, advise, or assist (including acting as personal reference) any such person to leave the employ of the Corporation or a subsidiary of the Corporation or to seek other employment, and (b) for a period of two years, accept employment with an entity that (i) is a customer (as defined in Exhibit A) of the Corporation or a subsidiary of the Corporation or (ii) a competitor listed on the schedule attached as Exhibit B, its successors or assigns, or an affiliate of a competitor if thereby you would have any significant role in the management of the competitor. Clause (a) notwithstanding, you may, without violating that clause, hire your current secretary, Janine Ducker, and you will have reasonable access to her by telephone and by correspondence in connection with your affairs so long as she remains in our employ.

         5. You also agree that you will never disparage, orally or in writing, privately or publicly, the Corporation, its subsidiaries, or its or their officers, directors, employees or products.

         6. You agree that if you violate any provision of this agreement, the Corporation, in addition to seeking monetary relief for violation of this agreement, shall be entitled to enjoin you from violating any provision of this agreement. You also agree that your rights under this letter may be terminated at any time if you have violated any of these provisions.

         If you agree, please sign, date, and return one copy of this letter by 5:00 p.m. on Friday, April 23, 1999, and it will become binding on you and the Corporation. If by that time I have not received a copy signed by you, this proposal is withdrawn.

                                            Sincerely,



                                            /s/ Nolan D. Archibald
Agreed, April 23, 1999



/s/ Joseph Galli
Joseph Galli

                              Stock Option Schedule


                  Stock options exercisable as of December 31, 1999:

         Granted                     Number                    Price P/S

         11/16/89                     2,100                    $21.6250
         07/19/90                    15,000                     16.0000
         12/09/93                    50,000                     20.5625
         10/20/94                    50,000                     22.5625
         07/20/95                   100,000                     31.0000
         04/23/96                   180,000                     39.8750*
         12/12/96                    22,500                     30.5000
         12/11/97                    25,000                     38.0000
         12/10/98                    18,750                     53.7187


----------------
*See letter agreement dated April 23, 1996 regarding this grant.

EXHIBIT A:  Customers List



1. Warehouse Home Centers, such as Home Depot, Lowes, Hechingers, Builders Square, Home Base.

2.                Regional Home Centers.

3.                Hardware Wholesalers, such as Ace, Tru-Serve.

4.                Contractor  Supply  Companies,  such as W. W.  Grainger,  Acme
                  Electric.

5.                Industrial Supply Companies, such as W. W. Grainger, Camreon &
                  Barkley.

6.                Mass Merchandisers, such as Wal-Mart, K-Mart, Sears.

EXHIBIT B:  Competitors


American Saw & Manufacturing Co.
American Tool Co.
Atlas Copco; AEG;  Milwaukee;  Kango;  Wagner
Bosch/Skil;  Qualcast
Electrolux
Emerson Electric
Hilti
Hitachi
Kennemetal
Makita
Metabo;  Elecktra Beckum;  EMC; Lurem
Oldham
Panasonic
Pentair;  Porter  Cable
Ryobi
Sandvik
Stanley  Works
Starrett
Toro
Vermont American